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                          CARTER LEDYARD & MILBURN LLP
                                Counselors at Law
                                  2 Wall Street
                          New York, New York 10005-2072
                                    ---------

                                 (212) 732-3200
                               Fax (212) 732-3232


                                                     December 16, 2003


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

               Re: Pall Corporation
                   ----------------

Ladies and Gentlemen:

     We have acted as counsel for Pall Corporation, a New York corporation (the "Corporation"), in connection with the adoption of an amendment to its Employee Stock Purchase Plan (the "Plan"). Such amendment provides for the offer and sale under the Plan of up to an additional 1,000,000 shares (the "Shares") of the Common Stock, $.10 par value per share, of the Corporation (the "Common Stock") and up to an additional 1,000,000 Common Share Purchase Rights (the "Rights"). The Shares may be either authorized but unissued or reacquired shares. Each Right will be issued in connection with the issuance of one of the Shares and, prior to the Distribution Date (as defined in the Rights Agreement providing for the Rights), will be transferable with and only with, and will be evidenced by the certificate evidencing, such Share.

     We have examined the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records and such other documents as we have deemed relevant as a basis for our opinion hereinafter expressed.

     Based on the foregoing, we are of the opinion that up to an additional 1,000,000 authorized but previously unissued Shares and Rights, when issued by the Corporation and paid for in accordance with the terms of the Plan, will be legally issued, and such Shares will be fully-paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Corporation's Registration Statement on Form S-8 for the Shares and the Rights.



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     Heywood Shelley, counsel to this Firm, is a director of the Corporation.


                                            Very truly yours,


                                            /s/Carter Ledyard & Milburn LLP

SVB/VM-S:lrh

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